Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Independence Realty Trust, Inc. Registration Statement (Form S-8 No. 333-191612, effective October 7, 2013) pertaining to the Independence Realty Trust, Inc. Long Term Incentive Plan and the Independence Realty Trust, Inc. Independent Directors Compensation Plan of our report dated November 18, 2013, relating to our audit of The Crossings at Ridgewood Apartments Statement of Revenue and Certain Expenses for the year ended December 31, 2012.

/s/ McGladrey LLP

Philadelphia, PA
December 2, 2013